Exhibit 23(e)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-131143 of Huntington Bancshares Incorporated on Form S-3 of our report dated February 22, 2007, relating to the consolidated financial statements of Sky Financial Group, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, in 2005), included in the in the Annual Report on Form 10-K of Sky Financial Group, Inc. for the year ended December 31, 2006, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
Deloitte & Touche LLP
Cleveland, Ohio
May 7, 2007